[MCGLADREY & PULLEN, LLP LETTERHEAD]






                                                  August 10, 2001

AF Bankshares, Inc.
P.O. Box 26
West Jefferson, North Carolina 28694

Securities and Exchange Commission
Washington, DC 20549

We were previously the independent accountants for AF Bankshares, Inc., and on August 3, 2001, we reported on the consolidated financial statements of AF Bankshares, Inc. and subsidiaries as of and for the years ended June 30, 2001 and 2000. On July 31, 2001, we were dismissed as independent accountants of AF Bankshares, Inc.

We have read AF Bankshares, Inc.'s statements included under Item 4 of its From 8-K dated July 31, 2001, and we agree with such statements.



                                        /s/ McGladrey & Pullen, LLP